Exhibit 10.17

RHYTHM PHARMACEUTICALS, INC.

FIRST AMENDMENT

TO THE

2017 EMPLOYEE STOCK PURCHASE PLAN

This FIRST AMENDMENT (this “Amendment”) to the 2017 Employee Stock Purchase Plan (the “Plan”), of Rhythm Pharmaceuticals, Inc. (the “Company”), is being adopted by the Compensation Committee of the Board of Directors, by unanimous written consent in lieu of a special meeting dated as of April 19, 2018.  The Plan is hereby amended as follows:

1.             Section 6.1 of the Plan hereby is amended and restated in its entirety as follows:

6.1  Plan Periods.  The Initial Plan Period shall commence on June 1, 2018 and continue for six months.  After the Initial Plan Period, there will be two consecutive six-month Plan Periods during each twelve-month period thereafter, with the first six-month Plan Period beginning on December 1 and ending on the immediately following May 31, and the second six-month Plan Period beginning on June 1 and ending on the immediately following November 30 unless otherwise determined by the Committee. Notwithstanding the foregoing, the Chief Executive Officer and/or Chief Financial Officer of the Company shall have the authority, in their sole discretion, to select different dates for the start date of the Initial Plan Period and the subsequent Plan Periods.

Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Plan are hereby ratified and confirmed and shall remain in full force and effect.  The Plan and this Amendment shall be read and construed together as a single instrument.

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